Exhibit 99.1

NEWS                                                  [BAUSCH & LOMB LOGO]

Bausch & Lomb First-Quarter Revenues Rise 8%, Generating $0.31 EPS from Continuing Operations

-     Comparable-basis earnings per share from continuing operations improve 29% over 2002

-     Profitability improvement plan on target; comparable-basis operating earnings up 43%

FOR RELEASE THURSDAY, APRIL 24, 2003

ROCHESTER, N.Y. - Bausch & Lomb (NYSE:BOL) today reported first-quarter worldwide sales of $448.0 million, an increase of $33.8 million or 8 percent over the prior-year first quarter. A 7-percent benefit from the strengthening of foreign currencies against the U.S. dollar augmented underlying fundamental growth in the Company's lines of contact lenses, pharmaceuticals and cataract surgery products.

Reported net earnings from continuing operations were $16.5 million, or $0.31 per share, an increase of 29 percent over the comparable-basis prior-year amount of $0.24 per share. Total 2003 first-quarter reported earnings of $15.6 million, or $0.29 per share, reflected a $0.02 per share cumulative impact from adopting Statement of Financial Standards No. 143, Accounting for Asset Retirement Obligations, as of the beginning of the year. First-quarter 2002 reported earnings of $8.8 million or $0.16 per share included certain non-recurring items, discussed below, which totaled $0.08 per share.

Commenting on today's announcement, Bausch & Lomb Chief Executive Officer Ronald L. Zarrella said, "We are pleased with the results we posted today. From an operational perspective, they were in line with our internal goals, and represented the fifth consecutive quarter we've met or exceeded performance expectations. Importantly, our profitability improvement program continues to progress, and was a major factor behind the 43-percent improvement in comparable-basis operating earnings in the quarter."

Reconciliation Between Reported and Comparable-Basis Earnings

The following table provides a reconciliation between reported and "comparable-basis" first-quarter net earnings and earnings per share from continuing operations.
Dollars in Millions, Except Per Share Data	First Quarter 2003		First Quarter 2002
	$	Per Share	$	Per Share
Reported net earnings	$15.6	$0.29	$ 8.8	$0.16
Change in accounting principle, net of taxes	0.9	0.02	-	-
Reported earnings from continuing operations	$16.5	$0.31	$ 8.8	$0.16
Restructuring charges and asset write-offs	-	-	15.4	0.28
Gain on sale of stock investment	-	-	(18.1)	(0.33)
Minority interest charge	-	-	7.0	0.13
Comparable-basis earnings from continuing operations	$16.5	$0.31	$13.1	$0.24

In the prior-year quarter, the Company recorded restructuring charges and asset write-offs totaling $23.5 million before taxes, or $15.4 million after taxes, associated with a program designed to reduce ongoing operating costs. Additionally, it recognized gains from the sale of an equity interest in a previously divested entity amounting to $27.6 million before taxes, or $18.1 million after taxes. Lastly, the Company recorded a charge to minority interest expense of $7.0 million after taxes, representing an early liquidation premium associated with the termination of a minority interest liability.

Revenues by Geography

First-quarter U.S. revenues were $181.3 million, flat with the prior year, and constituted 40 percent of total Company sales. Revenues derived in markets outside the U.S. increased 14 percent over the first quarter of 2002. Translating both current and prior-year local currency revenues at constant exchange rates, revenues outside the U.S. increased 1 percent. Actual and constant-currency revenue increases for each of the Company's geographic operating segments were as follows:
	Actual	Constant Currency
Americas	+ 0%	+ 1%
Europe, Middle East and Africa	+ 17%	- 1%
Asia	+ 12%	+ 6%

These operating segment revenue trends are largely the result of the factors discussed below which influence each of the Company's product categories.

Revenues by Product Category

Contact lens revenues increased 11 percent from the first quarter of 2002, and were up 3 percent on a constant-currency basis. Performance was driven by the Company's current generation core lens products, which registered strong double-digit gains in Europe and Asia, and high-single-digit gains in the Americas region.

Lens care revenues increased 1 percent over the prior year, but declined 3 percent on a constant-currency basis. Share gains for the ReNu® brand of chemical disinfectants in the U.S. and Asia generated higher sales and, together with a favorable benefit from currency, more than offset the impact of the Company's decision in the second half of 2002 to exit certain non-strategic lens care product lines in Europe.

Pharmaceutical revenues increased 16 percent over the prior year and were up 6 percent on a constant-currency basis, driven mainly by continued strong gains in sales of ocular vitamins and multisource products in the Americas region.

Revenues from products used in cataract and vitreoretinal surgery increased 9 percent over the prior year and 2 percent on a constant-currency basis, with higher sales in Europe and Asia and declines in the Americas.

Refractive surgery product revenues declined 3 percent from the prior year and were down 8 percent on a constant-currency basis. Lower capital equipment sales were partially offset by increased service revenues as well as higher sales outside the U.S. of Zyoptix™ per-procedure cards for customized LASIK surgery.

Liquidity Highlights

Total cash and investments at the end of the first quarter totaled $431.2 million, representing a total cash outflow of $33.9 million in the first quarter. The Company generated free cash flow of $15.0 million in the first three months of 2003, compared to $43.2 million in the year-ago period. Positive free cash flow was used to repurchase 750,000 shares of Company stock for $30.7 million upon maturity of outstanding forward equity contracts, as well as to pay dividends. A reconciliation between cash flow and free cash flow follows:
	First Quarter 2003	First Quarter 2002
Net change in cash and cash equivalents	$(33.9)	$(32.8)
Net cash used in financing activities	42.7	52.0
Sales price adjustment related to disposal of discontinued operations	-	23.0
Net cash paid for acquisitions of businesses and other intangible assets	6.2	1.0
Free Cash Flow	$ 15.0	$ 43.2

"We are pleased with the progress we are making in strengthening our balance sheet and overall liquidity position," said Bausch & Lomb Chief Financial Officer Stephen C. McCluski. "We continue to focus our attention on accounts receivable and inventory management, and we made progress on both fronts this quarter, with both days sales outstanding and inventory months-on-hand improved as compared to the first quarter of 2002 and ahead of our internal expectations."

Guidance for Remainder of 2003 Unchanged

Both the euro and the Japanese yen strengthened relative to the U.S. dollar during the first quarter from the levels anticipated by the Company in developing full-year guidance for 2003, generating approximately $0.02 in additional earnings per share. The Company indicated that, if currency rates remain at current levels, full-year sales and earnings per share would continue to benefit positively as compared to previous guidance, resulting in full-year total sales growth in the upper-single digits as compared to 2002 and earnings per share increasing by an additional $0.02 to $0.04 in total over the remaining three quarters of 2003.

However, the expanding epidemic of the SARS virus, particularly in Asia, the Company's fastest-growing segment, could potentially offset positive currency benefits. Because it is still too early to predict the impact of SARS with any degree of certainty, the Company is not changing earnings guidance for the remaining three quarters of 2003 at this time. Full-year revenue guidance in total and by product category also remain unchanged from the expectations included in the Company's 2002 Form 10-K.

Bausch & Lomb STATEMENT OF EARNINGS
	Three Months Ended
Dollar Amounts in Millions - Except Per Share Data	March 29, 2003	March 30, 2002
Net Sales
Americas	$199.5	$199.2
Europe	169.8	144.9
Asia-Pacific	78.7	70.1
	448.0	414.2
Cost and Expenses
Cost of products sold	198.2	181.4
Selling, administrative and general	180.2	174.9
Research and development	29.8	30.1
Restructuring charges (1)	-	23.5
	408.2	409.9
Operating Earnings	39.8	4.3
Other (Income) Expense
Interest and investment income (2)	(1.7)	(37.2)
Interest expense	14.5	12.7
Loss from foreign currency	1.7	0.2
	14.5	(24.3)
Earnings Before Income Taxes and Minority Interest	25.3	28.6
Provision for income taxes	8.6	9.8
Earnings Before Minority Interest	16.7	18.8
Minority interest in subsidiaries (3)	0.2	10.0
Earnings from Continuing Operations	16.5	8.8
Cumulative Effect of Change in Accounting Principle, net of taxes (4)	(0.9)	-
Net Earnings	$15.6	$8.8
Per Share: Earnings from Continuing Operations	$0.31	$0.16
Cumulative Effect of Change in Accounting Principle, net of taxes (4)	(0.02)	-
Net Earnings	$0.29	$0.16
Average Shares Outstanding - (000s)	53,830	53,979

(1) Restructuring charges reduced first-quarter 2002 net earnings by $15.4 or $0.28 per diluted share.

(2) Includes $27.6 income in the first quarter of 2002 ($18.1 after taxes or $0.33 per diluted share) for the sale of
     Charles River stock.

(3) First-quarter 2002 reflects a one-time minority interest payment reducing net earnings $7.0 or $0.13 per diluted share.

(4) Income taxes related to the adoption of SFAS No. 143 were $0.5.

SUPPLEMENTAL REVENUE INFORMATION
Net Sales
Contact Lens	$133.4	$119.9
Lens Care	106.5	105.5
Pharmaceuticals	99.0	85.5
Cataract and Vitreoretinal	79.1	72.4
Refractive	30.0	30.9
	$448.0	$414.2

Bausch & Lomb BALANCE SHEET
Dollar Amounts in Millions	March 29, 2003	December 28, 2002
Assets
Cash and Short-term Investments	$431.2	$465.1
Trade Receivables, Net	383.6	425.0
Inventories, Net	215.2	208.5
Other Current Assets	200.3	186.1
Current Assets	1,230.3	1,284.7
Properties, Net	529.9	537.5
Goodwill and Intangible Assets	872.4	862.8
Other Assets	226.1	222.8
Total Assets	$2,858.7	$2,907.8
Liabilities and Shareholders' Equity
Short-Term Debt	$187.4	$187.9
Other Current Liabilities	617.0	641.1
Current Liabilities	804.4	829.0
Long-Term Debt	650.0	656.2
Other Long-Term Liabilities	385.3	385.7
Minority Interest	16.2	19.1
Total Liabilities	1,855.9	1,890.0
Shareholders' Equity	1,002.8	1,017.8
Total Liabilities and Shareholders' Equity	$2,858.7	$2,907.8

Note: All per share amounts in this release are calculated on the diluted basis, as defined by Statement of Financial Accounting Standards (SFAS) No. 128.

###

News Media Contact:
Margaret Graham
585-338-5469
Margaret.Graham@bausch.com

Investor Relations Contacts:
Barbara M. Kelley
585-338-5386
Barbara.M.Kelley@bausch.com

Daniel L. Ritz
585-338-5802
Daniel.L.Ritz@bausch.com

Investor Conference Call Information

10:00 a.m. (ET)

The News Media is invited to listen only on this call.

Call-in Number: 913-981-5507

Rebroadcast Number: 719-457-0820

Confirmation #544999

The rebroadcast of the conference call will be available starting at

1:30 p.m. ET April 24, 2003 through midnight April 28, 2003.

Additionally, the investor call will be broadcast live over the Internet. It can be accessed from the Investor Relations page of the Company's Web site, www.bausch.com, or at www.vcall.com.

This news release contains, among other things, certain statements of a forward-looking nature relating to future events or the future business performance of Bausch & Lomb. Such statements involve a number of risks and uncertainties including those concerning global and local economic, political and sociological conditions, currency exchange rates, government pricing changes and initiatives with respect to healthcare products, product development and rationalization, enrollment and completion of clinical trials, regulatory approvals, the outcome of litigation, product introductions, the financial well-being of key customers, development partners and suppliers, the successful execution of marketing strategies, the continued successful implementation of its efforts in managing and reducing costs and expenses, continued positive relations with third party financing sources, as well as the risk factors listed from time to time in the Company's SEC filings, including but not limited to the current report on Form 8-K, dated June 14, 2002 and the Form 10-K for the year ended December 28, 2002.

Bausch & Lomb is the eye health company, dedicated to perfecting vision and enhancing life for consumers around the world. Its core businesses include soft and rigid gas permeable contact lenses and lens care products, and ophthalmic surgical and pharmaceutical products. The Bausch & Lomb name is one of the best known and most respected healthcare brands in the world. Celebrating its 150th anniversary in 2003, the company is headquartered in Rochester, New York. Bausch & Lomb's 2002 revenues were $1.8 billion; it employs approximately 11,500 people worldwide and its products are available in more than 100 countries. More information about the company can be found on the Bausch & Lomb Web site at www.bausch.com.

Trademarks of Bausch & Lomb Incorporated and its affiliates are italicized.